Exhibit 8.1

, 2016	direct dial 202 508 5883 direct fax 202 204 5615 ekracov@kilpatricktownsend.com

Boards of Directors

Ottawa Savings Bancorp MHC

Ottawa Savings Bancorp, Inc.

Ottawa Bancorp, Inc.

Ottawa Savings Bank

925 LaSalle Street

Ottawa, Illinois 61350

Gentlemen:

You have requested our opinion regarding the material federal income tax consequences of the conversion of Ottawa Savings Bancorp MHC, a federal mutual holding company (the “Mutual Holding Company”), into the capital stock form of organization (the “Conversion”) pursuant to the transactions described below.

In connection with our opinion, we have relied upon the accuracy of the factual matters set forth in the Plan of Conversion and Reorganization (the “Plan”) (see below) and the Registration Statement filed by Ottawa Bancorp, Inc. (the “Holding Company”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Application for Conversion on Form AC filed by the Mutual Holding Company with the Board of Governors of the Federal Reserve System. Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.

We are also relying on certain representations as to factual matters provided to us by the Mutual Holding Company, Ottawa Savings Bank (the “Bank”), Ottawa Savings Bancorp, Inc. (the “Mid-Tier Holding Company”) and the Holding Company, as set forth in the certificates signed by authorized officers of each of the aforementioned entities and incorporated herein by reference.

The opinion set forth herein is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations thereunder (the “Federal Income Tax Regulations”), and upon current Internal Revenue Service (the “IRS”) published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

                    , 2016

We opine only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

Description of Proposed Transactions

The Boards of Directors of the Mutual Holding Company, the Holding Company, the Mid-Tier Holding Company and the Bank have adopted the Plan to provide for the conversion of the Mutual Holding Company from a federally chartered mutual holding company to the capital stock form of organization. A new Maryland stock corporation, the Holding Company, was incorporated on May 27, 2016 as part of the Conversion and will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company and will issue Holding Company Common Stock in the Conversion.

It is contemplated that two transactions, referred to as the “MHC Merger” and the “Mid-Tier Merger,” will being undertaken pursuant to the Plan:

(1)    The Mid-Tier Holding Company will establish the Holding Company as a first-tier Maryland-chartered stock holding company subsidiary.

(2)    The Mutual Holding Company will merge with and into the Mid-Tier Holding Company (the “MHC Merger”) pursuant to the Agreement and Plan of Merger attached to the Plan as Annex A. The depositors of the Bank will automatically, without any further action on the part of the holders thereof, constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their liquidation interests in the Bank.

(3)    Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with and into the Holding Company (the “Mid-Tier Merger”) with the Holding Company as the resulting entity pursuant to the Agreement and Plan of Merger attached to the Plan as Annex B. As part of the Mid-Tier Merger, the liquidation interests in the Mid-Tier Holding Company constructively received by the depositors of the Bank immediately prior to Conversion will automatically, without further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account and the share of Mid-Tier Holding Company Common Stock held by Minority Stockholders will be converted into and become the right to receive Holding Company Common Stock based on the Exchange Ratio.

(4)    Immediately after the Mid-Tier Merger, the Holding Company will offer for sale its Common Stock in the Offering.

(5)    The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in exchange for common stock of the Bank and the Bank Liquidation Account.

                    , 2016

Following the Conversion, a Liquidation Account will be maintained by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to the Plan, the Liquidation Account will be equal to the product of (a) the percentage of the outstanding shares of the common stock of the Mid-Tier Holding Company owned by the Mutual Holding Company multiplied by (b) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final offering Prospectus utilized in the Conversion. In turn, the Bank will maintain the Bank Liquidation Account. The terms of the Liquidation Account and Bank Liquidation Account, which supports the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets, are described in the Plan.

All of the then-outstanding shares of Mid-Tier Holding Company common stock owned by the Minority Stockholders will be converted into and become shares of Holding Company Common Stock pursuant to the Exchange Ratio that ensures that after the Conversion, Minority Stockholders will own in the aggregate the same percentage of Holding Company Common Stock as they held Mid-Tier Holding Company Common Stock immediately prior to the Conversion, exclusive of Minority Stockholders’ purchases of additional shares of Holding Company Common Stock in the Offering and receipt of cash in lieu of fractional shares. Immediately following the Mid-Tier Merger, additional shares of Holding Company Common Stock will be sold to depositors of the Bank and former shareholders of the Mid-Tier Holding Company and to members of the public in the Offering.

As a result of the Mid-Tier Merger and the MHC Merger, the Holding Company will be a publicly-held corporation, will register the Holding Company Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

The stockholders of the Holding Company will be the former Minority Stockholders of the Mid-Tier Holding Company immediately prior to the MHC Merger, plus those persons who purchase shares of Holding Company Common Stock in the Offering. Nontransferable rights to subscribe for the Holding Company Common Stock have been granted, in order of priority, to depositors of the Bank who have account balances of $50.00 or more as of the close of business on May 31, 2015 (“Eligible Account Holders”), depositors of the Bank who have account balances of $50.00 or more as of the close of business on the Supplemental Eligibility Record Date (“Supplemental Eligible Account Holders”), and depositors and certain borrowers of the Bank as of the Voting Record Date (other than Eligible Account Holders and Supplemental Eligible Account Holders) (“Other Members”). Subscription rights are nontransferable. The Holding Company will also offer shares of Holding Company Common Stock not subscribed for in the subscription offering, if any, for sale in a community offering to certain members of the general public.

                    , 2016

Opinions

Based on the foregoing, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that:

1.	The MHC Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

2.	The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in the Mutual Holding Company for liquidation interests in the Mid-Tier Holding Company will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.	None of the Mutual Holding Company, the Mid-Tier Holding Company, Eligible Account Holders nor Supplemental Eligible Account Holders will recognize any gain or loss on the transfer of the assets of the Mutual Holding Company to the Mid-Tier Holding Company and the assumption by the Mid-Tier Holding Company of the Mutual Holding Company’s liabilities, if any, in constructive exchange for liquidation interests in the Mid-Tier Holding Company.

4.	The basis of the assets of the Mutual Holding Company and the holding period of such assets to be received by the Mid-Tier Holding Company will be the same as the basis and holding period of such assets in the Mutual Holding Company immediately before the exchange.

5.	The Mid-Tier Merger will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. Neither the Mid-Tier Holding Company nor the Holding Company will recognize gain or loss as a result of such merger.

6.	The basis of the assets of the Mid-Tier Holding Company and the holding period of such assets to be received by the Holding Company will be the same as the basis and holding period of such assets in the Mid-Tier Holding Company immediately before the exchange.

7.	Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in the Mid-Tier Holding Company for interests in the liquidation account in the Holding Company.

8.	The exchange by the Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation interests that they constructively received in the Mid-Tier Holding Company for interests in the liquidation account established in the Holding Company will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

                    , 2016

9.	Each stockholder’s aggregate basis in shares of the Holding Company’s common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of the Mid-Tier Holding Company common stock surrendered in the exchange.

10.	Each stockholder’s holding period in his or her Holding Company common stock received in the exchange will include the period during which the Mid-Tier Holding Company common stock surrendered was held, provided that the Mid-Tier Holding Company common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

11.	Except with respect to cash received in lieu of fractional shares, current stockholders of the Mid-Tier Holding Company will not recognize any gain or loss upon their exchange of Mid-Tier Holding Company common stock for Holding Company common stock.

12.	Cash received by any current stockholder of Mid-Tier Holding Company in lieu of a fractional share interest in shares of Holding Company common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of Holding Company common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

13.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

14.	It is more likely than not that the fair market value of the benefit provided by the liquidation account of the Bank supporting the payment of the Holding Company liquidation account in the event the Holding Company lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Bank liquidation account as of the effective date of the Mid-Tier Merger.

                    , 2016

15.	It is more likely than not that the basis of the shares of Holding Company common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the Holding Company common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

16.	No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company common stock sold in the offering.

Our opinions under paragraphs 13 and 15 is based on the position that the subscription rights to purchase shares of Holding Company Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We understand that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of Holding Company Common Stock at the same price to be paid by members of the general public in any Community Offering. We also note that the IRS has not in the past concluded that subscription rights have value. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Holding Company Common Stock have no value. If the subscription rights are subsequently found to have an economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Bank may be taxable on the distribution of the subscription rights.

Our opinion under paragraph 14 above is based on the position that the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account if the Holding Company lacks sufficient net assets has a fair market value of zero. We understand that: (i) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account; (ii) the interests in the Liquidation Account and Bank Liquidation Account are not transferable; (iii) the amounts due under the Liquidation Account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in the Bank are reduced as described in the Plan; and (iv) the Bank Liquidation Account payment obligation arises only if the Holding Company lacks sufficient net assets to fund the Liquidation Account. If such Bank Liquidation Account rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of such fair market value as of the effective date of the Mid-Tier Merger.

We hereby consent to the filing of the opinion as an exhibit to the Mutual Holding Company’s Application for Conversion filed with the Board of Governors of the Federal Reserve System and to the Holding Company’s Registration Statement on Form S-1, as amended, as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1, as amended, under the captions “The Conversion and Offering-Material Income Tax Consequences” and “Legal and Tax Opinions.”

                    , 2016

Very truly yours, KILPATRICK TOWNSEND & STOCKTON LLP

Eric S. Kracov, a Partner